Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Angela Hersil, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS
THIRD-QUARTER 2011 RESULTS

Third-Quarter Consolidated Revenue up 2%

EPS of $2.27 Versus $1.02 in Prior-Year Period

Company Announces Major Cost Reduction Initiatives
to Support Margin Expansion and Strengthen Global Competitive Position

BENTON HARBOR, Mich., October 28, 2011 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter net earnings of $177 million, or $2.27 per diluted share, compared to net earnings of $79 million, or $1.02 per diluted share reported during the same period last year. On an adjusted basis, excluding non-operating charges, diluted earnings per share1 totaled $2.35 compared to $2.22 in the prior year. Sales in 2011 were $4.6 billion, compared to $4.5 billion reported in the third quarter of 2010, a 2 percent increase driven by favorable currency.

Third-quarter operating profit totaled $136 million compared with $234 million in the prior year. Weaker global demand and higher raw material and oil-related costs during the quarter offset the benefits of ongoing productivity, cost reduction initiatives and previously announced price increases.

“During the quarter, we experienced weaker than expected global industry demand and elevated material costs,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. “Consumers continue to show strong preference for our unmatched global brand portfolio and new product innovations, and we are beginning to see the benefits from previously announced price increases. However, our results were negatively impacted by recessionary demand levels in developed countries, a slowdown in emerging markets and high levels of inflation in material costs.

"As we previously indicated, in a period of uncertain economic growth and consumer demand, we would be prepared to take the necessary actions in order to expand our operating margins and improve our earnings. Given the weakening global economic environment, we are today announcing aggressive plans that will result in substantial cost and capacity reductions. The plans are the result of a comprehensive global review of our operations, products and manufacturing facilities.”

•
The company's cost and capacity reduction plans include a workforce reduction of more than 5,000 positions primarily within North America and Europe (approximately a 10 percent workforce reduction in those regions). These plans include:

◦	Reduction of approximately 1,200 salaried positions.

◦
Closure of the refrigeration manufacturing facility in Fort Smith, Ark. by mid-2012. Production from Fort Smith will be consolidated into current North American sites to leverage existing resources and capacity.

◦	Relocation of dishwasher production from Neunkirchen, Germany to Poland in January 2012.

◦	Additional organizational efficiency actions in North America and Europe.

•	Overall capacity is expected to be reduced by approximately 6 million units based on today's announcement and other actions.

These actions are expected to result in $400 million in annual cost savings by the end of 2013. The combination of these plans with announced price increases are expected to accelerate margin growth beginning in 2012. Restructuring expenses totaling approximately $500 million will be incurred over the period beginning in the fourth quarter of 2011 through 2013. The company now anticipates recording restructuring expenses of approximately $160 million in 2011 compared with its previous estimate of $75 million to $100 million.

OUTLOOK
"We are taking necessary actions to address a much more challenging global economic environment," said Fettig. “We believe our cost and capacity reduction initiatives, recently announced cost-based price increases and innovative product launches will enable us to expand operating margins and deliver long-term value to shareholders.”

Due to weaker than expected industry demand, lower production levels and a weak economic environment, Whirlpool Corporation now sees its outlook for 2011 GAAP diluted earnings per share in the range of $4.75 to $5.25 compared with its previous estimate at the low-end of the range of $7.25 to $8.25 per share.

Based on revised earnings expectations and industry outlook, the company now expects to generate free cash flow between $(150) million and $(200) million for the full year compared to its previous estimate of $160 million to $260 million. This guidance includes approximately $350 million of U.S. energy tax credits and $250 million to $300 million of BEFIEX credit monetization. U.S. cash pension contributions are expected to be at approximately $300 million.

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America
Third-quarter sales of $2.4 billion decreased 2 percent from the prior year. Overall, North America unit shipments decreased approximately 3 percent, with U.S. industry unit shipments of major appliances (T7)2 decreasing approximately 4 percent.

The North America region reported operating profit of $62 million compared to $114 million in the previous year. Results were favorably impacted by the implementation of previously announced price increases and improved product mix. These factors were offset by lower industry volumes, higher material costs and actions taken to adjust production volume to industry demand.

Based on the current economic outlook, the company now expects full-year 2011 U.S. industry unit shipments to decrease approximately 3 percent to 5 percent.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported third-quarter sales of $874 million, a 6 percent increase from the prior year. Unit shipments for the region were flat. Excluding currency translation, sales decreased approximately 3 percent.

An operating loss totaling $(12) million in the third quarter was down from $26 million in operating profit during the prior-year period. Higher material costs, unfavorable product price/mix and lower production levels were partially offset by ongoing productivity and cost reduction initiatives.

The company now expects full-year 2011 industry unit shipments to be flat to the prior year.

Whirlpool Latin America
Whirlpool Latin America reported third-quarter sales of $1.2 billion, an increase of 8 percent from the prior year. Latin America unit shipments decreased approximately 5 percent. Excluding currency translation, sales increased approximately 1 percent.

The region reported operating profit of $147 million compared to $143 million in the previous year. Results were favorably impacted by ongoing productivity initiatives, increased monetization of tax credits and product price/mix. These factors were partially offset by higher material costs and lower industry demand.

The company now expects full-year 2011 appliance industry shipments in the Latin America region to increase in the range of 0 to 5 percent.

Whirlpool Asia
Whirlpool Asia reported third-quarter sales of $215 million, an increase of 10 percent from the prior year. Asia unit shipments increased approximately 4 percent. Excluding the impact of currency, sales increased approximately 7 percent.

Operating profit totaling $4 million in the third quarter was down from $5 million in the prior-year period. Unfavorable product price/mix and higher material costs were partially offset by volume growth and ongoing productivity and cost reduction initiatives.

The company now expects full-year 2011 industry unit shipments in Asia to increase approximately 2 to 4 percent.

FREE CASH FLOW (ACTUAL AND 2011 OUTLOOK)
During the nine-months ended September 30, 2011, the company reported cash flow used in operating activities of $(342) million compared to cash flow provided by operating activities of $377 million in the prior-year period. Current year results include $266 million in pension contributions and $301 million related to the settlement of the Brazilian collection dispute. On a year-to-date basis, Whirlpool Corporation reported free cash flow3 of $(739) million compared to $(1) million in the prior-year period.

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles nine-month actual 2011 and 2010 and projected 2011 full-year free cash flow with actual and projected cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended
	September 30,
(millions of dollars)	2011*	2010	2011 Outlook
Cash provided by / (used in) operating activities	$(342)	$377	$430	-	$400
Capital expenditures	(417)	(387)	(600)	-	(625)
Proceeds from sale of assets	20	9	20	-	25
Free Cash Flow	$(739)	$(1)	$(150)	-	$(200)
*Includes 2011 Brazilian collection dispute payment.

(1) A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to reported diluted earnings per share and other important information, appears on page 13.

(2) T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 14.

THIRD-QUARTER 2011 PRODUCT LAUNCHES

Whirlpool North America Region launched:

•
The Whirlpool brand resource efficient dishwasher with PowerScour, 40 targeted spray jets that scour away baked-on foods and deliver twice the coverage to clean without pre-rinsing and saving consumers up to 20 gallons of water per load.

•
Whirlpool brand side-by-side refrigerator with 6th Sense Technology that monitors and adjusts temperatures to help food stay flavorful. The refrigerator combines counter-depth styling with a full-capacity refrigerator allowing consumers to put the appliance virtually flush with their counters.

•
The Maytag brand Bravos XL top-load high-efficiency washing machine with an industry-best cold wash cycle and PowerWash system that offer the best cleaning while using up to 76 percent less water and 78 percent less energy compared to pre-2004 traditional top-load washers.

•	The KitchenAid brand sequential dual evaporator side-by-side refrigerator with the Preserva Food Care System that keeps food fresher longer and better than any other brand.

•	Jenn-Air brand Prostyle undercounter refrigerator with adjustable shelves for maximum storage flexibility, along with a fixed spill-proof glass shelf.

•	The Amana brand top-freezer refrigerator with the Quench Essentials door bin that keeps favorite drinks secure and easy to reach right in the door.

Whirlpool Europe, Middle East and Africa Region launched:

•
The Whirlpool brand Green Generation dishwasher, featuring 6TH SENSE technology to offer superior washing performance and resource savings by automatically choosing the ideal wash cycle and using the lowest water consumption needed.

•
The Bauknecht brand high efficiency dryer with heat pump technology that reduces energy consumption. Air is drawn through the dryer drum in an even stream, producing perfect results that are gentle on fabrics.

Whirlpool Latin America Region launched:

•	The portable Brastemp Ative! electric oven with a modern design, pre-programmed recipes and a digital touch-control panel.

•	Brastemp brand side-by-side refrigerators in the Ative! and Gourmand lines. The refrigerators enhance healthy lifestyles with the introduction of a filter that reduces the proliferation of bacteria.

•
The Consul brand Facilite washing machines that stores liquid soap and fabric softener in dispensers in the machines for several washes. The machines also offer an option that programs the wash cycle according to the fabric color and how dirty the load.

•	A Consul brand humidifier that heats and cools the air while adding humidity to the environment to minimize the dryness common in several seasons and regions in Brazil.

Whirlpool Asia Region launched:

•	The Whirlpool brand Ares front-load washing machine in China. The washing machine offers both the smallest footprint and the largest load capacity.

•	A new Whirlpool brand no-frost refrigerator with 6th Sense Technology that provides 60 percent more freezer space within an elegant design.

•	The Whirlpool brand Mars Quick-Clean series washing machine that offers better wash performance in less time.

THIRD-QUARTER 2011 AWARDS AND ACCOMPLISHMENTS

•
Whirlpool Corporation was named to the 2011/2012 Dow Jones Sustainability Index (DJSI) for the seventh consecutive year. Whirlpool Corporation was named to both the World and North America lists. The DJSI tracks the financial performance of the leading sustainability-driven companies worldwide.

•
Whirlpool Corporation was inducted into the Made in the USA Foundation's Hall of Fame. The Made in the USA Foundation recognizes companies that contribute to American manufacturing, labor and environmental standards, job creation in the United States and promotion of American-made products.

•	The Whirlpool brand was named one of the Most Trusted Brands in Argentina by Readers Digest (Selecciones Magazine) of Argentina.

•
A leading U.S. consumer magazine found that many Whirlpool Corporation-manufactured appliances last longer and are more reliable than competitor's appliances in the side-by-side refrigerator, French door bottom mount refrigerator, dryer and dishwasher categories.

•	The Bauknecht brand received its third consecutive Plus X award as the “Most Innovative Brand of the Year” in the Large Household Appliances product group.

•	The Bauknecht brand won the Clean Tech Media Award 2011, one of the most coveted environmental awards in Germany, for the GREENKITCHEN 2.0 project.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of more than $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (5) the effects and costs of governmental investigations or related actions by third parties; (6) the ability of Whirlpool to achieve its business plans, price increases, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (7) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (8) product liability and product recall costs; (9) the ability of Whirlpool to manage foreign currency fluctuations; (10) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (11) inventory and other asset risk; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool's ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIOD ENDED SEPTEMBER 30
(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2011	2010	2011	2010
Net sales	$4,625	$4,519	$13,755	$13,325
Expenses
Cost of products sold	4,052	3,871	11,891	11,277
Gross margin	573	648	1,864	2,048
Selling, general and administrative	394	391	1,199	1,163
Intangible amortization	7	7	21	21
Restructuring costs	36	16	58	58
Operating profit	136	234	586	806
Other income (expense)
Interest and sundry income (expense)	(27)	(104)	(583)	(185)
Interest expense	(51)	(54)	(160)	(167)
Earnings (loss) before income taxes and other items	58	76	(157)	454
Income tax benefit	(123)	(7)	(353)	(18)
Earnings before equity earnings	181	83	196	472
Equity in loss of affiliated companies	—	—	(1)	—
Net earnings	181	83	195	472
Less: Net earnings available to noncontrolling interests	4	4	10	24
Net earnings available to Whirlpool	$177	$79	$185	$448
Per share of common stock
Basic net earnings available to Whirlpool	$2.31	$1.04	$2.41	$5.90
Diluted net earnings available to Whirlpool	$2.27	$1.02	$2.37	$5.79
Dividends	$0.50	$0.43	$1.43	$1.29
Weighted-average shares outstanding (in millions)
Basic	76.9	76.5	76.8	76.1
Diluted	78.1	77.7	78.1	77.4

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and equivalents	$511	$1,368
Accounts receivable, net	2,261	2,278
Inventories	2,864	2,792
Deferred income taxes	225	204
Prepaid and other current assets	599	673
Total current assets	6,460	7,315
Property, net	3,081	3,134
Goodwill	1,724	1,731
Other intangibles, net	1,767	1,789
Deferred income taxes	1,703	1,305
Other noncurrent assets	268	310
Total assets	$15,003	$15,584
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,536	$3,660
Accrued expenses	971	671
Accrued advertising and promotions	339	426
Employee compensation	355	467
Notes payable	17	2
Current maturities of long-term debt	361	312
Other current liabilities	664	611
Total current liabilities	6,243	6,149
Noncurrent liabilities
Long-term debt	2,133	2,195
Pension benefits	1,238	1,519
Postretirement benefits	452	610
Other noncurrent liabilities	600	791
Total noncurrent liabilities	4,423	5,115
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 106 million shares issued and 76 million shares outstanding	106	106
Additional paid-in capital	2,189	2,156
Retained earnings	4,755	4,680
Accumulated other comprehensive loss	(990)	(893)
Treasury stock, 30 million shares	(1,821)	(1,823)
Total Whirlpool stockholders’ equity	4,239	4,226
Noncontrolling interests	98	94
Total stockholders’ equity	4,337	4,320
Total liabilities and stockholders’ equity	$15,003	$15,584

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30
(Millions of dollars)

	2011	2010
Operating activities
Net earnings	$195	$472
Adjustments to reconcile net earnings to cash (used in) provided by operating activities:
Depreciation and amortization	422	414
Curtailment gain	—	(62)
Settlement of Brazilian collection dispute	144	57
Changes in assets and liabilities:
Accounts receivable	(64)	(76)
Inventories	(171)	(878)
Accounts payable	4	386
Accrued advertising and promotions	(80)	(74)
Product recall	(14)	30
Taxes deferred and payable, net	(476)	19
Accrued pension	(248)	(24)
Employee compensation	(83)	7
Other	29	106
Cash (used in) provided by operating activities	(342)	377
Investing activities
Capital expenditures	(417)	(387)
Proceeds from sale of assets	20	9
Investment in related businesses	(7)	(18)
Acquisition of brand	—	(27)
Other	(4)	—
Cash used in investing activities	(408)	(423)
Financing activities
Proceeds from borrowings of long-term debt	300	—
Repayments of long-term debt	(310)	(373)
Dividends paid	(110)	(99)
Purchase of noncontrolling interest shares	—	(12)
Net proceeds (repayments) from short-term borrowings	14	(7)
Common stock issued	14	72
Other	(12)	(12)
Cash used in financing activities	(104)	(431)
Effect of exchange rate changes on cash and equivalents	(3)	(2)
Decrease in cash and equivalents	(857)	(479)
Cash and equivalents at beginning of period	1,368	1,380
Cash and equivalents at end of period	$511	$901

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted operating profit, adjusted earnings before income taxes and other items (hereafter referred to as “adjusted earnings before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended September 30, 2011.

	Three-Months Ended
	September 30, 2011
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$136	$58	$2.27
Embraco Antitrust Matters (a)	—	6	0.08
Adjusted Non-GAAP measure	$136	$64	$2.35

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended September 30, 2010.

	Three-Months Ended
	September 30, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$234	$76	$1.02
Embraco Antitrust Matters (b)	—	93	1.20
Adjusted Non-GAAP measure	$234	$169	$2.22

Free Cash Flow (Actual and 2011 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles nine-month actual 2011 and 2010 and projected 2011 full-year free cash flow with actual and projected cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended
	September 30,
(millions of dollars)	2011*	2010	2011 Outlook
Cash provided by / (used in) operating activities	$(342)	$377	$430	-	$400
Capital expenditures	(417)	(387)	(600)	-	(625)
Proceeds from sale of assets	20	9	20	-	25
Free Cash Flow	$(739)	$(1)	$(150)	-	$(200)
*Includes 2011 Brazilian collection dispute payment.

Footnotes:

a.
During the September 2011 quarter, we recognized an increased accrual of $6 million related to the ongoing Embraco antitrust matters. The diluted earnings per share impact is calculated based on an associated income tax impact of $0 due to the non-deductibility of the expense for income tax purposes.

b.
During the September 2010 quarter, we recorded an accrual of $93 million related to antitrust plea agreements entered into by a compressor subsidiary with the U.S. government and with the Canadian government. The diluted earnings per share impact is calculated based on an associated income tax impact of $0 due to the non-deductibility of the expense for income tax purposes.

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